JOHNSON
ASSET MANAGEMENT®

PROXY VOTING POLICY

This proxy voting policy is designed to provide reasonable assurance that proxies are voted in the clients' best economic interest, when the responsibility for voting client proxies rests with JAM. JAM will vote proxies for clients pursuant to the authority granted by its client. JAM has retained Proxy Voter Services ("PVS"), a division of Institutional Shareholder Services, to vote proxies for its clients including performing all research and analyses of specific proxy voting matters. Absent any unusual circumstances, JAM places complete reliance on PVS' analyses and has retained PVS to vote client proxies in a manner consistent with the guidelines described in the ISS Proxy Voting Guidelines Summary and Concise Global Proxy Voting Guidelines (collectively referred to as "Guidelines"), a copy of which is maintained by the CCO. To the extent the Guidelines do not address a proxy issue, PVS will vote that proxy in the best interest of JAM's clients. Questions regarding this policy should be directed to the CCO.